EXHIBIT 99.1

[CONCENTRA LOGO]

Contacts:	Daniel J. Thomas	Thomas E. Kiraly
	Chief Executive Officer	Executive Vice President and
	(972) 364-8111	Chief Financial Officer
(972) 364-8217

CONCENTRA ANNOUNCES PRICING OF SENIOR SUBORDINATED NOTE FINANCING

ADDISON, Texas, August 6, 2003 – Concentra Operating Corporation (“Concentra” or “the Company”) today announced that it has entered into an agreement to sell $150 million aggregate principal amount of its 9.5% Senior Subordinated Notes due 2010, in accordance with Securities and Exchange Commission Rule 144A and Regulation S. The offering is expected to close on August 13, 2003, following the closing of the refinancing of the Company’s senior credit facility.

The Senior Subordinated Notes will be general unsecured obligations of the Company, will be subordinated to all existing and future senior debt of the Company, and will rank pari passu with the Company’s existing 13% senior subordinated notes due 2009. The new senior credit facility will replace the Company’s existing revolver and term loan facilities.

The Company intends to use the net proceeds of the private offering and borrowings under the new senior credit facility, together with cash on hand, to repay and retire the remaining principal and credit extended under its existing senior credit facility, to retire certain interest rate hedge agreements, and to transfer cash proceeds to Concentra Inc., our parent corporation, to enable it to redeem a portion of the principal and accreted interest of its 14% Senior Discount Debentures due 2011.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. The securities to be offered will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Concentra, headquartered in Addison, Texas, the successor to and a wholly owned subsidiary of Concentra Inc., provides services designed to contain healthcare and disability costs and serves the occupational, auto and group healthcare markets.

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Concentra Announces Pricing of Private Senior Subordinated Notes Financing

August 6, 2003

This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the Company’s operations, changes in nationwide employment and workplace injury trends, interruption in its data processing capabilities, operational, financing, completion and strategic risks related to the Company’s capital structure, planned refinancing of indebtedness, and growth strategy, possible fluctuations in quarterly and annual operations, possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company’s services, inability to complete planned acquisitions and dependence on key management personnel. Additional factors include those described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events, or otherwise.

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